EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated July 17, 2020, relating to the balance sheet of BowX Acquisition Corp. as of May 26, 2020, and the related statements of operations, changes in stockholder's equity and cash flows for the period from May 19, 2020 (inception) through May 26, 2020, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-239941 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 4, 2020